EMPLOYMENT AGREEMENT

This Agreement is made, effective as of March 15, 2007, by and between Park City Group Inc., a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 3160 Pinebrook Rd., Park City, Utah 84098, referred to in this agreement as Employer or PCG, and Robert P. Hermanns, of Issaquah, Washington, referred to in this Agreement as Employee.

RECITALS

A. Employer is engaged in the business of Software Development and Business Consulting.

B. Employee has been engaged in and is experienced in the above-designated type of business.

C. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Agreement.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

SECTION ONE.

EMPLOYMENT

A. Employer employs, engages, and hires Employee to be a Senior Vice President, primarily responsible for sales, customer management, business analytics, strategy and marketing at Park City Group. Employee accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer.

B. Employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by Employer.

C. Within 30 days of the effective date Employer will appoint Employee to fill a vacancy on the Board of Directors and to serve in such capacity until the next shareholder election of directors, at which time Employer shall nominate Employee for reelection to the Board of Directors. It is contemplated that Employee shall serve on the Board of Directors throughout the term of this Agreement.

SECTION TWO.

BEST EFFORTS OF EMPLOYEE

Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of Employer.

SECTION THREE.

TERM OF EMPLOYMENT

The term of this agreement shall be a period of three years, commencing March15, 2007 and terminating March 14, 2010, subject, however, to any continuing rights and benefits as set forth herein and to prior termination of Employee’s employment as provided in this Agreement.

SECTION FOUR.

SALARY COMPENSATION OF EMPLOYEE

1)

Employer shall pay Employee, and Employee shall accept from Employer, for Employee’s services under this agreement, a base salary in the amount of Two Hundred and Twenty Thousand Dollars ($220,000) per year, payable twice a month on the 15th and last day of each month while this Agreement shall be in force.

2)	Employer shall promptly reimburse Employee for all reasonable and necessary expenses incurred by Employee during the course and scope of this Agreement.

3)

Notwithstanding the foregoing, Employee understands and agrees that Employer may, in the future, ask some or all of its employees to take a temporary reduction in their salaried pay. Employee agrees to participate in such a temporary reduction of Employee’s salary to the extent that all other employees employed by PCG at a Director level or above likewise participate in such reduction, and subject to the following additional terms: (i) equal dollar compensation will be awarded to the Employee in PCG stock, equal to the amount of the temporary reduction in current annual compensation of Employee during the period of such reduction; (ii) the amount of the reduction shall be no more than the minimum amount necessary, but in no event more than One Hundred and Ten Thousand Dollars ($110,000) of Employee’s then base salary; and (iii) Employee shall be entitled to equal dollar compensation in the form of PCG stock at the stock’s fair market value as of the end date of each payroll period in which Employee’s salary is reduced. Employer shall take all steps necessary to reflect such stock award and Employee shall be provided with share certificates for such PCG stock upon request.

4)	The provisions of Section 3 regarding temporary reduction in salary shall no longer apply in the event of any “Change in Control”, as that term is defined below.

5)	Salary increases will be considered annually by the Board of Directors and if approved shall be put into effect consistent with the Employer’s salary review policy.

SECTION FIVE.

EFFECT OF CHANGE IN CONTROL

1) For the purpose of this Agreement and this Section 5, a “Change of Control,” of Employer shall be defined as follows:

A “Change of Control” shall be deemed to have occurred if at any time or from time to time after the date of this Agreement: (1) any person or group is or becomes the beneficial owner directly or indirectly, of securities of the Company representing more than (50%) of the combined voting power of the Company’s then outstanding securities; or (2) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in their retention of voting securities of the Company continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity; or (3) the stockholders of the Company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (4) the Company is otherwise dissolved or liquidated; or (5) any transaction or series of transactions has the substantial effect of any one or more of the foregoing items (1)-(4).

2) It is the intent of the parties that this Agreement shall remain in force following a Change in Control through the balance of the Term of this Agreement. If, upon a Change of Control, Employee is terminated or Employee’s salary of at least $220,000 per annum or other benefits set forth in this Agreement are reduced and Employee then chooses to resign, Employee shall be entitled to all “Severance Benefits” as that term is defined in Section Fourteen, “Termination”, below. Employee shall further continue to be paid all Commissions as set forth in Section Ten, Subsection (4), “Commissions”, below, in accordance with the terms of that Subsection. This provision shall survive termination of this Agreement.

SECTION SIX.

OTHER EMPLOYMENT

Employee shall devote all of his knowledge and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee, and Employee shall not, during the term of this agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, or in any other capacity in any other business similar to Employer’s business or any allied trade; provided, however, that nothing contained in this section shall be deemed to prevent or to limit the right of Employee to invest any of his money in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything contained in this section be deemed to prevent Employee from investing or limit Employee’s right to invest his money in real estate. Provided there is no conflict of interest, Employee shall continue his status as an advisory board member of Encore Associates, Inc. and his position as a member of the Board of Directors of Grace’s Kitchen, Inc.

SECTION SEVEN.

RECOMMENDATIONS FOR IMPROVING OPERATIONS

Employee shall make available to Employer information of which Employee shall have any relevant knowledge and shall make suggestions and recommendations that will be of mutual benefit to Employer and Employee.

SECTION EIGHT.

TRADE SECRETS

1) Employee shall not at any time or in any manner, either directly or indirectly, other than in the course of completing his normal business activity, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any non-public information concerning any matters affecting or relating to the business of Employer, including but not limited to any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of Employer, its manner of operation, its plans, processes, or other data without regard to whether all of the above-stated matters will be deemed confidential, material, or important, Employer and Employee specifically and expressly stipulating that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of Employer, and Employer’s good will, and that any breach of the terms of this section shall be a material breach of this Agreement.

2) All of the terms of Section Eight of this Agreement shall remain in full force and effect for a period of one year after the termination of Employee’s employment for any reason.

SECTION NINE

NON-DISPARAGEMENT

Employee agrees to take no action that might interfere with Employer’s activities or damage Employer’s reputation. Prohibited actions would include, but are not limited to, private or public comments, statements, or writings critical of Employer. Employer agrees to take no action that might interfere with Employee’s activities or damage Employee’s reputation. Prohibited actions would include, but are not limited to, private or public comments, statements, or writings critical of Employee.

SECTION TEN.

ADDITIONAL COMPENSATION

1) Bonus Payments

Employee shall have the right to receive a non-discretionary bonus, payable as soon after the end of each fiscal year as Employer files its Form 10KSB/A (but in no event later than three (3) months from the end of the fiscal year). Such bonus shall be calculated as follows: Employee shall receive 1% of his annual salary for every 2% increase in Employer’s gross revenue over the previous year’s gross revenue, excluding from each year’s gross revenue items which would reasonably be considered a one-time unusual event, i.e. one time sales to distributors/remarketers of the company’s software, site licenses and settlement amounts received from litigation. Notwithstanding the foregoing calculation, the base number against which the revenue for fiscal year 2007 will be compared is $6,000,000. For purposes of the bonus calculation in each of the following years, the previous year’s revenue shall be deemed to be not less than $6,000,000. The bonus amount will be calculated and payable on a prorated basis for partial fiscal years of employment.

2) Share Grants

In the event Employee is entitled to payment of a bonus pursuant to the preceding paragraph, Employee shall, concurrent with the payment of the cash bonus, also be granted shares of stock in an amount which has a value that is equal to the cash bonus. The share price that will be used for the calculation of the number of shares to be granted shall be the average of the closing price of the stock on the last 20 trading days of the fiscal year for which the bonus is due.

3) Option Grants Upon Employee Purchase of Shares

A) Employee shall further receive grants of options for the purchase of two (2) additional shares of stock for each share of stock that is purchased by Employee and paid for in cash during each calendar year in which Employee is employed under this Agreement, provided, however, that Employee may only purchase up to a maximum of 100,000 shares subject to such additional grants in each calendar year during the term of employment, except as provided in item B) below.

B) If PCG gross sales exceed $10,000,000 in any fiscal year during the term of this Employment Agreement, the maximum number of shares purchased for which Employee will receive options grants will be increased to 200,000 shares.

C) All options grants provided for in this subsection will be issued at the current stock price at the time Employee purchases shares, and shall be issued contemporaneously with each such purchase by Employee. Employer agrees that the Employee’s provision of one (1) week’s notice of intent to purchase will be sufficient for Employer’s Board of Directors to authorize and issue such share grants contemporaneously with Employee’s purchase.

4) Commission Payments

A)	The parties acknowledge that Exhibit A, attached hereto, contains an agreed list of companies which were introduced to PCG by Employee prior to March 15, 2007 (hereinafter “Exhibit A Customers”).

B)

For a period of five (5) years from the date that PCG begins to invoice each Exhibit A Customers, Employer shall further pay Employee a commission of 10% of any and all gross revenue received by Employer from each such Exhibit A Customer. This commission entitlement shall continue to be paid to Mr. Hermanns in the event that he ceases to be employed by Park City Group prior to the expiration of any such five year period and shall survive termination of this Agreement.

C)

Mr. Hermanns’ 10% commission entitlement shall be paid for each and every month Park City Group receives any payment from any Exhibit A Customer, Payment shall be made on a quarterly basis, and shall be accompanied by a quarterly statement indicating, by customer, the date of each payment received by the Company, the amount of each such payment, and the resultant 10% commission calculation of the Company for payment to Employee. Park City Group agrees to make any accounting and customer sales records necessary to verify the accuracy of such monthly statements available to Employee, or his designated accountant, upon request, for verification.

SECTION ELEVEN

RELOCATION AND EMPLOYEE BENEFITS

Employee shall be reimbursed within 15 days of invoice to the Company for the costs of packing and shipping of his household furnishings and personal property from Issaquah, Washington to Park City, Utah, closing costs for the purchase of a home in Utah, and the costs of house-hunting trips to Utah by Employee’s spouse all in an amount not to exceed $55,000. Additionally, Employer shall pay for travel expenses between Washington and Utah and temporary lodging in Utah for Employee until he has relocated to Utah.

Employee shall participate in the health care plan that is provided to other employees with the addition that Employer shall pay the costs of an annual physical examination for Employee. Such examination shall be at the discretion of Employee.

Employer shall pay the premiums for a term life insurance policy in the amount of 4 times Employee’s base salary of $220,000 per year. Insurance will be provided by an insurance company that is mutually acceptable to the parties and shall name the beneficiary of such life insurance policy to be Carolyn J. Hermanns.

Employee shall be eligible to enroll in the company 401k plan beginning with the second calendar quarter of 2007.

SECTION TWELVE.

VACATION

Employee shall be entitled to four weeks of paid vacation each year during the term of this agreement, the time for such vacation to be determined by mutual agreement between employer and Employee. In keeping with Employer’s policy there shall be no carry over from year to year of any unused vacation. Upon termination of employment, Employee shall be entitled to payment of any accrued but unused vacation for the then current year.

SECTION THIRTEEN.

MODIFICATION OF AGREEMENT

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

SECTION FOURTEEN.

TERMINATION

A. Employee’s employment under this Agreement may be terminated by either party on thirty (30) days written notice to the other. If Employer shall so terminate this Agreement, Employee shall be paid a) severance pay equivalent to his base salary then in effect (but in no event less than $220,000 per year) calculated through March 14, 2010; b) all bonuses earned through the date of termination at the rate then in effect; and c) compensation for any accrued vacation up to the date of termination (collectively “the Severance Benefits”). The Severance Benefits shall be paid pro-rata on a twice monthly basis through March 14, 2010. Employee shall also continue to be paid all Commissions as set forth in Section Ten, Subsection (C), “Commissions”, below, in accordance with the terms of that Subsection. Employee shall further receive all benefits (medical, dental, vision, life insurance) through the date of this Employment Agreement. This provision shall survive termination of this Agreement

SECTION FIFTEEN.

EFFECT OF PARTIAL INVALIDITY

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being invalid or invalidated in any way, to the maximum extent allowed by law.

SECTION SIXTEEN.

CHOICE OF LAW

It is the intention of the parties to this Agreement that this Agreement and the performance under this agreement, and all suits and special proceedings under this agreement, be construed in accordance with and under and pursuant to the laws of the State of Utah and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the State of Utah shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

SECTION SEVENTEEN.

NO WAIVER

The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

SECTION EIGHTEEN.

ATTORNEY FEES

In the event that any action or proceeding is filed arising out of or in relation to this Agreement, the prevailing party shall be entitled to its costs and reasonable attorney’s fees.

SECTION NINETEEN.

PARAGRAPH HEADINGS

The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this agreement.

SECTION TWENTY

INDEMNIFICATION

Employer shall defend and indemnify Employee for actions taken in his position as an officer, director, employee and agent of Employer to the greatest extent permitted by law. Employer shall also defend, indemnify and hold Employee harmless from any and all pending, threatened or completed actions, suits, or proceedings in which Employer, any of its employees, officers, or directors is a party or threatened to be made a party by virtue of any act or omission which arose prior to the date of Employee’s termination of employment and cessation of service on the Company’s Board of Directors. Employer agrees to maintain officers and directors liability coverage in an amount not less than $1,200,000.00.

SECTION TWENTY ONE

AGREEMENTS OUTSIDE OF CONTRACT

This agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date of this agreement, supersede all other agreements between the parties. It shall bind and enure to the benefit of each party’s heirs, successors and assigns. The parties stipulate that neither of them has made any representation with respect to the subject matter of this agreement or any representations including the execution and delivery of this agreement except such representations as are specifically set forth in this agreement, and each of the parties acknowledges that each party has relied on its own judgment in entering into this agreement. The parties further acknowledge that any payments or representations that may have been made by either of them to the other prior to the date of executing this agreement are of no effect and that neither of them has relied on such payments or representations in connection with their dealings with the other.

In witness of the above, each party to this Agreement has caused it to be executed as of the date set forth above.

EMPLOYEE	PARK CITY GROUP, INC.

By: ____________________
_____________________________

its___________________________

Exhibit A: List of Contacts

AC Nielsen

Accenture

Acosta Sales and Marketing

Advantage Sales and Marketing

Affiliated Food Stores, Robesonia, PA.

Apio, Inc

Associated Food Stores, Salt Lake City

Basha’s

BMO Capital Markets (Division of Harris Bank)

Coca Cola Enterprises (Minute Maid)

Con Agra Foods

Costco

Daymon

Dole

Dreyer’s Ice Cream

Earthbound Organic

Farmland Foods

Florida’s Natural Growers

Frito-Lay

H. E. B. Grocery Co.

Haggen

Hy-Vee

Meijer

Morrison Partners LLC.

Nestle Refrigerated

Ocean Mist Farms

Publix

Raley’s

Source Interlink

Stater Bros.

Taylor Fresh Foods

Unilever

Wild Oats

Wild Oats

Willard Bishop

Winn-Dixie